EXHIBIT 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Plans Closure of Ohio Operation

BUFFALO, NY, November 6, 2019 - Columbus McKinnon Corporation (Nasdaq: CMCO) (“Company”) announced today that it will be closing its Lisbon, Ohio factory and consolidating this operation into its facilities in Virginia and North Carolina.
Mark Morelli, President and Chief Executive Officer commented, “We are continuously identifying opportunities to simplify our business. This consolidation will provide better service and an improved overall experience for our customers, while driving value. Over the last year, we have transformed the Wadesboro, North Carolina and Damascus, Virginia facilities into “assembly-manufacturing centers of excellence” for wire rope and electric chain hoists, respectively. With the closure of the Lisbon, Ohio operation, we will transfer more product lines into these Centers of Excellence.” The Lisbon, Ohio facility was part of the Chester Hoist acquisition in 1995.
The closure of the Lisbon operation will affect 59 union associates and 17 staff associates in that location. The restructuring process is expected to take between seven to ten months. The Company expects plant closure costs of approximately $3.5 million and estimates annual savings of $5.0 million once completed.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of motion control products, technologies, systems and services that efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, actuators, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning quality of service, customer experience, and value creation, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including the effectiveness of the Company’s 80/20 Process to simplify operations, the ability of the Company’s Operational Excellence initiatives to drive profitability, the success of the Company’s efforts to Ramp the Growth Engine, global economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the ability to expand into new markets and geographic regions, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com